Exhibit 99.1
SWIFT TRANSPORTATION REPORTS
FOURTH QUARTER AND FULL YEAR 2005 RESULTS
•	Focus on Operational Improvement, Efficiencies And Customer Satisfaction Yields Record Fourth Quarter Net Earnings Of $39.3 million vs. $36.8 million in 2004 Fourth Quarter

•	Modest Revenue Gain Excluding Fuel Surcharges Reflects Strategic Decision To Pare Fleet; Improve Productivity

•	Quarterly Operating income Of $71.9 million, Up 17.3% From $61.3 in 2004.

•	Full Year EPS $1.37, Up 6.2% From $1.29 In 2004
Phoenix, AZ — January 23, 2006 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) — today reported results for the three months and year ended December 31, 2005.
Revenues for the fourth quarter of 2005 increased 7.4% to $843.6 million compared with $785.5 million for the corresponding quarter of 2004. The fourth quarter of 2005 includes $128.1 million of fuel surcharge revenue versus $74.6 million in 2004. Excluding this fuel surcharge revenue, revenues increased 1%. Net earnings were $39.3 million, or 53 cents per diluted share, for the fourth quarter of 2005, compared to $36.8 million, or 50 cents per diluted share, for the fourth quarter of 2004. The fourth quarter net earnings were a record for the Company. The results for the fourth quarters of 2005 and 2004 include a $665,000 and $1.0 million, respectively, pre-tax benefit to recognize the decrease in market value of interest rate derivative agreements. The Company’s net earnings per share adjusted for the derivatives would have been 52 cents and 49 cents for the fourth quarters of 2005 and 2004, respectively.
“Our performance in the fourth quarter of 2005 reflects a strong freight environment, our announced focus on improving operational metrics and the positive impact of declining fuel prices in the quarter,” said Robert W. Cunningham, Chief Executive Officer and President, “While revenues excluding fuel surcharges were essentially flat, reflecting our strategic decision to pare our fleet, we believe our progress over the past year will position us well for improved profitability and growth in our intermodal and dedicated lines. Many of the important initiatives we implemented during the year are beginning to produce tangible results, and we are most gratified to have been named carrier of the year by four of our valued customers: Wal-Mart, Lowes Home Improvement, Rite Aid and Dollar Tree Stores.”
For the year ended December 31, 2005, the Company’s revenues increased 13.1% to $3.197 billion compared to $2.826 billion in 2004. The year ended December 31, 2005 includes $391.9 million of fuel surcharge revenue versus $189.7 million in 2004. Excluding this fuel surcharge revenue, revenues increased 6.4%. Net earnings for the year ended December 31, 2005 were $101.1 million, or $1.37 per diluted share, compared to $103.5 million, or $1.29 per diluted share, for 2004. The results for 2005 include the following non cash pre-tax items: a $12.4 million expense to voluntarily accelerate the vesting period of stock options in view of the accounting rule changes which become mandatory in 2006, a $7.7 million expense to reduce the carrying value of certain trailers and real estate to the estimated fair value less cost to sell, a $4.4 million gain from the sale of real estate and a $3.3 million pre-tax benefit to recognize the decrease in the market value of interest rate derivative agreements. The results for 2004 include the following non cash pre-tax items: a $3.9 million expense related to the Company’s voluntary early retirement program, a $2.4 million gain from the sale of real estate, and a $2.6 million benefit to recognize the decrease in the market value of interest rate derivative agreements. The Company’s net earnings per share prior to the adjustments noted above would have been $1.47 and $1.28 for the years ended December 31, 2005 and 2004, respectively.
Management believes the presentation of earnings (see the following Net Earnings Reconciliation Table) without the adjustments noted above is useful in comparing the results from period to period due to the infrequent nature of the acceleration of stock options, impairments, early retirement expense and real estate sales and the historical volatility of the interest rate derivative agreements.
Glynis Bryan, Chief Financial Officer, stated, “Performance in the fourth quarter of 2005 showed improvement over a very strong comparable quarter in 2004. The operating ratio improved to 91.5% in the fourth quarter of 2005 from 92.2% in the fourth quarter of 2004, primarily related to higher productivity and utilization on a smaller fleet.”
Operating income increased 17.3% to $71.9 million in the fourth quarter of 2005 from $61.3 in 2004. The average operating fleet size of 16,679 for the fourth quarter of 2005 was fairly flat compared to the average operating fleet size at end of the third quarter of 2005, but was significantly lower than the average operating fleet size of 17,941 in the fourth quarter of 2004.
Some of the financial highlights of the quarter include:
•	Improvement in revenue per tractor per week, excluding fuel surcharge revenue, of 7.3% to $3,163 in 2005 from $2,948 in 2004.

•	Improvement in loaded miles per tractor per week of 2.7% to 1,944 in 2005 from 1,893 in 2004.

•	Improvement in deadhead percentage to 11.6% in 2005 from 12.5% in 2004.
Robert W. Cunningham, Chief Executive Officer and President, commented, “In spite of tight driver availability in 2005, the unseated truck count remained at a historical low. We anticipate that driver and owner operator availability will remain constrained in 2006 and we are geared up to address this challenge. As we continue to execute our plans, we look for continuing improvement in financial performance while maintaining our commitment to safety and customer service. We are making significant improvements in our overall platform and expect our continued focus on bottom line results to deliver attractive returns to shareholders over time.” “We look forward to sharing more about our future expectations at Swift’s Investor Day forum on February 9th.”
Swift will hold a conference call with a slide presentation to discuss these results at 10:00 AM Eastern time on Tuesday, January 24, 2006. Investors with questions may dial in at 1-800-480-8614. For others, and to view a copy of the slide presentation, the conference call will be broadcast live on the Internet at http://www.earnings.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/.
The Company’s Investor Day forum will be held in New York City on February 9, 2006 at 9:30 AM Eastern time. This presentation will be broadcast live on the Internet at http://www.earnings.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Investors may also dial in at 1-800-480-8614.
Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in

Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.
Forward-looking statement disclosure:
This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Such statements include, but are not limited to, statements concerning the Company’s perspective on addressing the driver and owner operator availability challenges; our expectations of continuing improvement in financial performance; our expectations of attractive returns to shareholders, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; an adverse determination by the FMCSA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number or amount of claims for which Swift is self insured; the potential impact of current litigation, regulatory issues or other government actions; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.
A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.
Condensed, consolidated statements of earnings for the three months and years ended December 31, 2005 and 2004 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended				Year ended
	December 31,				December 31,
	2005		2004		2005		2004

Operating revenue	$843,648	100%	$785,477	100%	$3,197,455	100%	$2,826,201	100%
Operating expenses:
Salaries, wages and benefits	243,661	28.9	255,703	32.5	1,008,833	31.5	971,683	34.4
Operating supplies and expenses	70,626	8.4	73,600	9.4	286,261	9.0	274,088	9.7
Fuel	166,687	19.8	134,030	17.1	610,919	19.1	446,752	15.8
Purchased transportation	156,025	18.5	140,432	17.9	583,380	18.2	499,790	17.7
Rental expense	12,403	1.4	18,477	2.4	57,669	1.8	78,054	2.8
Insurance and claims	44,156	5.2	25,287	3.2	156,525	4.9	94,850	3.4
Depreciation, amortization and impairment	51,531	6.1	50,137	6.3	206,154	6.4	184,608	6.5
(Gain) Loss on equipment disposal	571	.1	2,065	.3	(942)		2,577	.1
Communication and utilities	8,350	1.0	7,574	1.0	30,920	1.0	30,366	1.0
Operating taxes and licenses	17,719	2.1	16,839	2.1	69,676	2.2	62,866	2.2

Total operating expenses	771,729	91.5	724,144	92.2	3,009,395	94.1	2,645,634	93.6

Operating income	71,919	8.5	61,333	7.8	188,060	5.9	180,567	6.4

Interest expense	7,341	.8	5,480	.7	26,632	.8	18,931	.6
Interest income	(389)		(133)		(1,713)	(.1)	(908)
Other (income) expense	2,032	.2	25		(1,209)		2,595	.1

Earnings before income taxes	62,935	7.5	55,961	7.1	164,350	5.2	159,949	5.7
Income taxes	23,668	2.8	19,166	2.4	63,223	2.0	56,467	2.0

Net earnings	$39,267	4.7%	$36,795	4.7%	$101,127	3.2%	$103,482	3.7%

Diluted earnings per share	$.53		$.50		$1.37		$1.29

Shares used in per share calculations	74,051		74,282		73,823		80,176

Contact: Glynis Bryan, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries
Net Earnings Reconciliation Table
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Net earnings	$39,267	$36,795	$101,127	$103,482

Adjustment to market value of interest derivative agreements	(665)	(1,048)	(3,314)	(2,630)
Acceleration of stock options			12,397
Impairment of property			7,697
Real estate sales			(4,351)	(2,400)
Early retirement program expense				3,900

	38,602	35,747	113,556	102,352
Income tax effect	250	356	(4,785)	395

Adjusted net earnings	$38,852	$36,103	$108,771	$102,747

Shares used in per share calculations	74,051	74,282	73,823	80,176

Adjusted earnings per share	$.52	$.49	$1.47	$1.28

Swift Transportation Co., Inc. and Subsidiaries
Operating Statistics
(Excluding Fuel Surcharge)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Total Miles *	476,809	504,445	1,960,758	1,930,937
Loaded Miles *	421,547	441,412	1,723,802	1,683,482
Trucking Revenue *	$685,912	$687,664	$2,722,648	$2,564,712
Revenue per Tractor per day	$653	$608	$617	$580
Revenue per loaded mile	$1.6271	$1.5579	$1.5794	$1.5235
Average Linehaul Tractors	16,679	17,941	17,383	17,337
Deadhead Percentage	11.59%	12.50%	12.08%	12.82%
Period End Linehaul Tractor Count
Company	14,465	14,898	14,465	14,898
Owner Operator	3,466	3,647	3,466	3,647

Total	17,931	18,545	17,931	18,545

*	In Thousands

Swift Transportation Co., Inc. and Subsidiaries
Selected Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2005	2004
	(unaudited)
Cash	$13,098	$28,245
Total Assets	$2,218,530	$2,030,158
Debt, capital leases and securitization	$610,786	$621,992
Total Liabilities	$1,348,486	$1,291,889
Equity	$870,044	$738,269
Swift Transportation Co., Inc. and Subsidiaries
Selected Cash Flow Statement Data
(in thousands)

	Year ended
	December 31,
	2005	2004
	(unaudited)
Net cash provided by operating activities	$362,548	$364,546

Capital Expenditures (net of disposal proceeds)	$(386,649)	$(323,806)
Other investing activities	6,642	5,000

Net cash used in investing activities	$(380,007)	$(318,806)

Purchase of treasury stock	$(39,459)	$(252,561)
Other financing activities	41,984	216,011

Net cash provided by (used in) financing activities	$2,525	$(36,550)